Exhibit 10.3

THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. NO SALE OR DISPOSITION MAY BE EFFECTED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION

STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN EXEMPTION THEREFROM.

AMENDED SECURED CONVERTIBLE PROMISSORY NOTE

US$350,000

April 12, 2010

     For value received DayStar Technologies, Inc., a Delaware corporation (“Payor”), promises to pay to Michael Moretti (the “Lender”), or his heirs or assigns, the principal sum of US $350,000 on the terms set forth below. Interest on the outstanding principal amount shall accrue at the rate of 10% per annum (“Interest Rate”) or at the Default Rate, as herein defined. Interest shall commence on the date hereof and shall continue on the outstanding principal until paid in full. Interest shall be computed on the basis of a year of 365 days for the actual number of days elapsed.

     This secured convertible promissory note (this “Note”) is issued pursuant to the terms of that certain Amended and Restated Purchase Agreement (the “Amended Purchase Agreement”) dated as of April 12, 2010 between Payor and Holder. This Note shall be secured by Payor’s grant of a security interest and lien to Holder of all of Payor’s assets as more fully set forth on Exhibit C to that certain Amended and Restated Security Agreement by and between Payor and Holder dated April 12, 2010 (and incorporated herein by reference the “Restated Security Agreement”). This Note replaces the Prior Lacey Notes as defined in the Amended Purchase Agreement.

1.	Definitions. The following terms shall have the meanings herein specified:

“Capital Stock” means any of the current or future authorized class or series of capital stock of Payor, including but not limited to Common Stock and Preferred Stock.

“Common Stock” means authorized Common Stock, $.01 par value, of Payor, and shall include any other class or series of capital stock of Payor that is not limited to a fixed sum in respect of the rights of the holder thereof to participate in the liquidation or winding up of Payor.

“Conversion Notice” shall have the meaning set forth in Section 2(a).

“Conversion Price” shall mean the per share price(s) at which some or all of the outstanding principal amount plus all accrued interest thereon is converted or convertible pursuant to Section 2(a), and in all cases as adjusted pursuant to Section 2(d).

“Conversion Shares” means the shares of Common Stock, or such other shares of Capital Stock, issuable upon conversion of this Note.

“Event of Default” means an event specified in Section 4 hereof.

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     “Excluded Securities” means (i) securities issued as a result of any stock split, stock dividend or reclassification of Common Stock or Preferred Stock, distributable on a pro rata basis to all holders of Common Stock or Preferred Stock; (ii) securities issued pursuant to a stock option plan, deferred compensation plan, or other compensation arrangement approved by the Board of Directors of Payor to consultants (as defined in the Payor’s Equity Incentive Plan)employees or directors of the Payor; or (iii) securities issued by Payor upon the conversion or exercise of options, warrants, or convertible securities issued by Payor on or before the issuance date of this Note and on or after the payment in full of the principal and interest on the Note.

“Future Issuance” shall have the meaning set forth in Section 2(a).

     “Holder” means Lender and each endorsee, pledgee, assignee, owner and holder of this Note, as such; and any consent, waiver or agreement in writing by the then Holder with respect to any matter or thing in connection with this Note, whether altering any provision hereof or otherwise, shall bind all subsequent Holders. Notwithstanding the foregoing, Payor may treat the registered holder of this Note as Holder for all purposes.

“Preferred Stock” means authorized Preferred Stock, $.01 par value, of Payor.

     “Share Equivalents” means options, warrants, convertible preferred stock, convertible debt, or other securities convertible into or exercisable for shares of Capital Stock.

Words of one gender include the other gender; the singular includes the plural; and the plural includes the singular, unless the context otherwise requires.

2.	Conversion of the Note.

a. Election to Convert. Common Stock. Holder may, at its option exercisable by written notice (the “Conversion Notice”) to Payor at any time prior to payment in full hereof, except as set forth in Section 2(e), elect to convert all or any part of the entire outstanding principal amount of this Note plus the accrued interest on the then outstanding balance (i) into shares of Common Stock at a conversion price equal to the lesser of (A) $0.50 per share or (B) if between the date hereof and such conversion, Payor issues or sells any shares of Capital Stock, other than Excluded Securities (a “Future Issuance”), then into shares of Common Stock at a per share price equal to the lowest per share price at which any such shares are issued or sold in such Future Issuance (subject to adjustment in the event of any stock splits, stock dividends or other recapitalization of Common Stock subsequent to the date of such sale or issuance), or (ii) if between the date hereof and before any such conversion, there is a Future Issuance, then into shares of such class or series of Capital Stock issued or sold in such Future Issuance at a per share price equal to the lowest per share price at which any such shares are issued or sold in such Future Issuance (subject to adjustment in the event of any stock splits, stock dividends or other recapitalization of such class or series of Capital Stock subsequent to the date of such sale or issuance); provided that Holder will only be permitted to convert that portion of the outstanding principal amount of this Note plus the accrued interest on the then outstanding balance that will not result in the issuance of more than 700,000 shares of Common Stock (subject to adjustment in the event of any

Exhibit 0.3

stock splits, stock dividends or other recapitalization of such class or series of Capital Stock subsequent to the date of such sale or issuance) pursuant to (i) above, or upon conversion of any securities that may be issued pursuant to (ii) above. For purposes of this Section, the issuance or sale of any Share Equivalents shall be deemed to be an issuance or sale of such class or series of Capital Stock issuable upon exercise or conversion thereof, at a per share price equal to a fraction, the numerator of which is equal to the sum of (i) the total amount received or receivable by Payor as consideration for such issuance of the Share Equivalent, plus (ii) the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to Payor upon the exercise, conversion or exchange of such Share Equivalent, and the denominator of which is equal to the total number of shares of Capital Stock issuable upon the exercise, conversion or exchange of such Share Equivalents. If Payor issues or sells any Capital Stock or Share Equivalents for consideration other than cash, the amount of the consideration other than cash received by Payor shall be deemed to be the fair value of such consideration as reasonably determined by Payor’s Board of Directors in good faith with the advice of Payor’s investment banker. If Payor sells units consisting of two or more different securities at a single per unit price, Payor’s Board of Directors shall in good faith, with the advice of Payor’s investment banker, make a reasonable allocation of the per unit price among such different securities, and each security included in such unit shall be deemed to have been sold at such allocated price for purposes of this Section.

     b. Delivery of Conversion Shares. The Conversion Shares shall be delivered as follows:

     1. As promptly as practicable after conversion, Payor shall deliver to Holder, or to such person or persons as are designated by Holder in the Conversion Notice, (1) a certificate or certificates representing the number of shares of Capital Stock into which this Note or portion thereof is to be converted, in such name or names as are specified in the Conversion Notice and (2) in the case of conversion of the entire remaining principal balance plus accrued unpaid interest hereof, any cash payable in respect of a fractional share. Such conversion shall be deemed to have been effected at the close of business on the date when this Note shall have been surrendered to Payor for conversion, so that the person entitled to receive such Conversion Shares shall be treated for all purposes as having become the record holder of such Conversion Shares at such time.

     2. In the event that less than the entire outstanding principal and accrued unpaid interest of this Note is converted hereunder pursuant to subsection (a) above, this Note shall not be surrendered for cancellation but shall have the fact and amount of conversion recorded on the face of this Note by writing acknowledged by Holder and Payor. If less than the entire principal balance of this Note is converted, the amount of principal converted shall be reduced to the nearest amount that results in no fractional shares.

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     c. Reservation of Shares. Payor agrees that, during the period within which this Note may be converted, Payor will at all times have authorized and in reserve, and will keep available solely for delivery upon the conversion of this Note, a sufficient number of shares of Capital Stock and other securities and properties as from time to time shall be receivable upon the conversion of this Note, free and clear of all restrictions on issuance, sale or transfer other than those imposed by law and free and clear of all pre-emptive rights. Payor agrees that the Conversion Shares shall, at the time of such delivery, be validly issued and outstanding, fully paid and non-assessable, and Payor will take all such action as may be necessary to assure that the stated value or par value per share of the Conversion Shares is at all times equal to or less than the Conversion Price.

d.	Protection Against Dilution.

1. In the event of any consolidation with or merger of Payor with or into another corporation (other than a merger or consolidation in which Payor is the surviving or continuing corporation) or any sale, lease or conveyance to another corporation of the property of Payor as an entirety or substantially as an entirety, in either case while any principal or accrued interest remains outstanding under this Note, then Payor shall use its reasonable best efforts to cause such successor, leasing or purchasing corporation, as the case may be, to (i) execute with Holder an agreement providing that Holder shall have the right thereafter to receive upon conversion of this Note solely the kind and amount of shares of stock and other securities, property, cash or any combination thereof receivable upon such consolidation, merger, sale, lease or conveyance by a holder of the number of shares of Capital Stock for which this Note might have been converted immediately prior to such consolidation, merger, sale, lease or conveyance, (ii) make effective provision in its articles of association or otherwise, if necessary, in order to effect such agreement, and (iii) set aside or reserve, for the benefit of Holder, the stock, securities, property and cash to which Holder would be entitled upon conversion of this Note. In the event Payor is not able to cause such events in (i) – (iii) above to occur, then the provisions of Section 3(b) shall apply.

     2. In the event of any reclassification or change of the Capital Stock into which this Note may be converted (other than a change in par value or from no par value to a specified par value, or as a result of a subdivision or combination, but including any change in the shares into two or more classes or series of shares), or in the event of any consolidation or merger of another corporation into Payor in which Payor is the continuing corporation and in which there is a reclassification or change (including a change to the right to receive cash or other property) of the Capital Stock into which this Note may be converted (other than a change in par value, or from no par value to a specified par value, or as a result of a subdivision or combination, but including any change in the shares into two or more classes or series of shares), in either case while any principal or accrued interest remains outstanding under this Note, then Holder shall have the right thereafter to receive upon conversion of this Note solely the kind and amount of shares of stock and other securities, property, cash or any combination thereof receivable upon such reclassification, change, consolidation or merger by a holder of the number of shares of Capital Stock for which this Note might have been converted immediately prior to such reclassification, change, consolidation or merger.

Exhibit 0.3

     3. If Payor, subsequent to any Future Issuance of Capital Stock upon which the calculation of the Conversion Price is based and while any principal or accrued interest remains outstanding under this Note, distributes to holders of such class or series of Capital Stock (and not to Holders) any debt securities or any rights or warrants to purchase debt securities, assets or other securities, or issues rights, options or warrants to all holders of Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share (the “Subscription Price”) less than the volume weighted average closing price of the Payor’s Common Stock for the five day trading period up to and including the date of such transaction (the “VWAP”) at the record date mentioned below, then the Conversion Price shall be adjusted in accordance with the formula:

C x [O + M] C1 = -------------------------- O + I

where:

C1 = the adjusted Conversion Price.

C = the Conversion Price prior to adjustment pursuant to this subsection.

I = the number of additional shares of Common Stock offered for subscription or purchase.

O = the number of shares of such class or series of Capital Stock outstanding on the date of issuance.

M = [the Subscription Price ÷ VWAP] x I

If the Company issues assets (excluding cash dividends) to holders of such class or series of Capital Stock (and not to Holders), then the Conversion Price will be adjusted to the fair market value of the assets on a per share basis.

The adjustment shall be made successively whenever any such distribution is made and shall become effective immediately after the record date for the determination of stockholders entitled to receive the distribution.

The above provisions of this Section 2 shall similarly apply to successive reclassifications and changes of Capital Stock and to successive consolidations, mergers, sales, leases or conveyances.

Notice of such consolidation, merger, sale, distribution, reclassification or reorganization and of such provisions so proposed to be made, shall be mailed to Holder as soon as practicable, but not less than fifteen (15) days prior to such event.

     e. Stockholder Approval. Holder may not convert all or any part of the outstanding principal amount of this Note and accrued interest on the then outstanding balance

Exhibit 0.3

pursuant to Section 2(a) in an amount that in the aggregate would exceed 19.99% of Payor’s then outstanding shares of Capital Stock, unless Payor determines in its sole discretion that: (i) such conversion does not require Payor to obtain stockholder approval, or (ii) stockholders have approved the issuance of shares of Common Stock to Holder upon conversion under this Note.

     f. Limitation on Cash Payment. If Holder elects to convert this Note prior to the Maturity Date at a price less than $0.50 per share, and on the Maturity Date Payor’s VWAP is less than $0.50 and Holder by this conversion has not been compensated for the original principal amount of the Note plus interest accrued thereon, Payor will make a cash payment to Holder of any unpaid principal amount of the Note plus any accrued and unpaid interest based upon the following calculation: ($0.50 – VWAP)*700,000.

3.	Payment of the Note – Principal and Interest a. Term. All principal and all unpaid accrued interest that has not been converted into Capital Stock pursuant to Section 2 above shall be due and payable on or before the 180th day after the date of this Note (the “Maturity Date”). The Maturity Date may be extended by Holder, at the option of Holder and in its sole discretion, effective upon written notice of such extension by Holder to Payor not less than 15 calendar days prior to the original Maturity Date. At any time after the Maturity Date (as it may be extended pursuant to this Section 3(a)), Holder may proceed to collect such unconverted principal and accrued interest. All payments of interest and principal shall be in lawful money of the United States of America and shall be made to Holder at the address stated in Section 9 below. All payments shall be applied first to accrued interest, and thereafter to principal.

     b. Payment on Event of Merger or Acquisition. Regardless of whether Payor causes the events to occur in Section 2.d.1 above, if any consolidation with or merger of Payor with or into another corporation (other than a merger or consolidation in which Payor is the surviving or continuing corporation) or any sale, lease or conveyance to another corporation of the property of Payor as an entirety or substantially as an entirety, in either case while any principal or accrued interest remains outstanding under this Note for a sales price equivalent to less than $0.75 per share of Capital Stock (“Sale Price”), then at Holder’s election, the Payor within a reasonable time after the completion of consolidation or merger (not to exceed 30 days) shall pay to Holder an additional sum of ($0.75 – Sales Price)*700,000 (which represents the maximum shares of Capital Stock issuable upon conversion of the Note) (subject to adjustment in the event of any stock splits, stock dividends or other recapitalization of such class or series of Capital Stock subsequent to the date of such sale or issuance) up to a maximum of $175,000 in addition to any cash amounts payable for principal or accrued interest after conversion of the Note. This payment is to make Holder whole for its lost expectation of profit if Payor had continued as an independent entity. Payment under this Section 3.b is not considered to be the contracting for, charge or receipt of interest as contemplated in Section 12 below.

     c. Payment on Event of Default. If any Event of Default occurs hereunder, then, at the option and upon the declaration of Holder of this Note and upon written notice to Payor (which election and notice shall not be required in the case of an Event of Default under Section 4(c) or 4(d) or in a re-occurring Event of Default under Section 4(a) or 4(b)) and Payor’s subsequent failure to cure any such Event of Default under Section 4(d) within the referenced

Exhibit 0.3

60-day period, this Note shall accelerate and all principal and unpaid accrued interest that has not been converted into Common Stock pursuant to Section 2 above shall become due and payable, and, at any time thereafter, Holder may proceed to collect such unconverted principal and accrued interest and/or proceed with its remedies under any collateral document.

     d. Default Interest Rate. In the event Payor fails to pay the entire unpaid principal balance when due or interest when due, Payor shall pay a default penalty (the “Default Penalty”) in an amount equal to 6% of the then outstanding principal and accrued and outstanding interest under this Note and the entire unpaid principal balance, accrued and outstanding interest, and the Default Penalty (if not paid) shall thereafter bear interest at a default interest rate equal to the lower of 18% per annum or the highest rate permitted by law (the “Default Rate”).

     e. Prepayment. Payor may prepay this Note at any time after one month following the date hereof; provided that Payor shall give Holder at least 30 calendar days advance written notice of Payor’s intent so to prepay and Holder shall have the right to convert all or any portion of this Note, as applicable, pursuant to Section 2(b) at any time during such 30 calendar day period.

     f. Attorney’s Fees. If an Event of Default shall occur hereunder, Payor shall pay all reasonable attorneys’ fees and court costs incurred by Holder in enforcing and collecting this Note.

4. Events of Default. The occurrence of any one or more of the following, if uncured within twenty (20) days from written notice thereof with respect to subsections (a) and (b) only and only in the first instance of such failure or breach and any instance thereafter, upon the occurrence, shall constitute an “Event of Default”:

     a. Payor fails to pay timely any of the principal amount due under this Note on the date the same becomes due and payable or any accrued interest or other amounts due under this Note on the date the same becomes due and payable;

     b. Payor breaches any of its representations, warranties, covenants (including failure to issue shares upon conversion of the Note) or agreements set forth in the Agreement, the Security Agreement, the Purchase Agreement, this Note or any other agreement between Payor and Holder;

     c. Payor files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing;

     d. An involuntary petition is filed against Payor under any bankruptcy statute now or hereafter in effect, unless such petition is dismissed or discharged within sixty (60) days thereafter, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of Payor; or

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     e. Payor defaults under any other loan document under a Bridge Financing as that term is defined in the Security Agreement.

5.	Transfer. a. In order to transfer this Note, Holder, or its duly authorized representative, shall provide Payor a copy of an assignment duly executed by Holder hereof, but in no event shall this Note be transferred to a third party unrelated to Holder, unless (i) an Event of Default under Section 4(a) of this Note has been declared by Holder and (ii) Payor shall have received prior written notice of such transfer. In the event that Holder seeks to make a transfer of this Note to an unrelated party in the absence of registration under the 1933 Act and any applicable state securities laws, Holder shall furnish an opinion of counsel satisfactory in form and in substance to Payor that such transfer is exempt from registration under the 1933 Act and any applicable state securities laws

     b. This Note is, and each certificate representing Conversion Shares shall be, stamped or otherwise imprinted with a legend substantially in the following form:

“The securities represented hereby have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws and may not be reoffered, sold, transferred, pledged, or otherwise disposed of except pursuant to (1) registration under such act or laws or (2) an exemption from registration under such act or laws.”

6. Loss or Mutilation of Note. Upon receipt by Payor of evidence reasonably satisfactory to Payor of the loss, theft, destruction or mutilation of this Note, together with an indemnity reasonably satisfactory to Payor, in the case of loss, theft, or destruction, or the surrender and cancellation of this Note, in the case of mutilation, Payor shall execute and deliver to Holder a new Note of like tenor and denomination as this Note.

7. Waiver or Amendment. Any term of this Note may be amended or waived with the written consent of Payor and Holder. The failure of Holder to enforce at any time any of the provisions of this Note shall not, absent an express written waiver signed by Holder specifying the provision being waived, be construed to be a waiver of any such provision, nor in any way to affect the validity of this Note or any part hereof or the right of Holder thereafter to enforce each and every such provision. No waiver of any breach of this Note shall be held to be a waiver of any other or subsequent breach.

8. Taxes. Payor agrees that it will pay, when due and payable, any and all stamp, original issue or similar taxes which may be payable in respect of the issue of this Note and/or any Conversion Shares or certificates therefor. Payor shall not, however, be required to pay any stamp, original issue or similar tax which may be payable in respect of any transfer involved in the transfer and delivery of stock certificates to a person other than of Holder.

9. Notices. All notices or other communications to a party required or permitted hereunder shall be in writing and shall be delivered personally or by facsimile (receipt

Exhibit 0.3

confirmed electronically) to such party (or, in the case of an entity, to an executive officer of such party) or shall be sent by a reputable express delivery service or by certified mail, postage prepaid with return receipt requested, addressed as follows:

if to Holder to:

Michael Moretti

if to Payor to:

DayStar Technologies, Inc. 2972 Stender Way Santa Clara, California Attn: Mr. Magnus Ryde Chief Executive Officer

     Any party may change the above specified recipient and/or mailing address by notice to all other parties given in the manner herein prescribed. All notices shall be deemed given on the day when actually delivered as provided above (if delivered personally or by facsimile, provided that any such facsimile is received during regular business hours at the recipient’s location) or on the day shown on the return receipt (if delivered by mail or delivery service).

10. Headings. The titles and headings to the Sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Note. This Note shall be construed without regard to any presumption or other rule requiring construction hereof against the party causing this Note to be drafted.

11. Governing Law; Waiver of Jury Trial. This Note shall be governed by and construed under the laws of the State of New York, without giving effect to conflicts of laws principles that would require the application of the laws of any other jurisdiction. THE PARTIES EACH HEREBY, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, WAIVE THEIR RESPECTIVE RIGHTS TO JURY TRIAL OF ANY DISPUTE BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OTHER AGREEMENTS RELATING HERETO OR ANY DEALINGS AMONG THEM RELATING TO THE TRANSACTIONS.

12. Usury. Notwithstanding anything to the contrary contained herein, no provisions of this Note shall require the payment or permit the collection of interest in excess of the Maximum Lawful Rate. If any excess of interest in such respect is herein provided for, or shall be adjudicated to be so provided, in this Note or otherwise in connection with this loan transaction, the provisions of this Section 12 shall govern and prevail, and neither Payor nor the sureties, guarantors, successors or assigns of Payor shall be obligated to pay the excess amount of such interest, or any other excess sum paid for the use, forbearance or detention of sums loaned pursuant hereto. If for any reason interest in excess of the Maximum Lawful Rate shall be deemed charged, required or permitted by any court of competent jurisdiction, any such excess shall be applied as a payment and reduction of the principal of indebtedness evidenced by this Note; and, if the principal amount hereof has been paid in full, any remaining excess shall forthwith be paid to Payor. In determining whether or not the interest paid or payable

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exceeds the Maximum Lawful Rate, Payor and Holder shall, to the extent permitted by applicable law and subject to section 3(b) above, (i) characterize any non-principal payment as an expense, fee, or premium rather than as interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the entire contemplated term of the indebtedness evidenced by this Note so that the interest for the entire term does not exceed the Maximum Lawful Rate. As used herein, the term "Maximum Lawful Rate" shall mean the maximum lawful rate of interest which may be contracted for, charged, taken, received or reserved by Holder in accordance with the applicable laws of the State of New York.

DayStar Technologies, Inc. a Delaware corporation

By: __\s\ Magnus Ryde______________

Name:	Magnus Ryde
Title:	Chief Executive Officer